Exhibit 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

September 27, 2022

Board of Directors

LIFT AIRCRAFT INC.

We hereby consent to the inclusion in the Offering Circular (or other documents) filed under Regulation A tier 2 on Form 1-A (or 1-K) of our reports dated April 13, 2022, with respect to the consolidated balance sheets of LIFT AIRCRAFT INC. as of December 31, 2021 and 2020 and the related consolidated statements of operations, shareholders’ equity/deficit and cash flows for the calendar years ended December 31, 2021 and 2020 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

September 27, 2022